Exhibit 10.65

AMENDED AND RESTATED EMPLOYMENT AGREEMENT
THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the "Agreement") is entered into by and between PhotoMedex, Inc., a Nevada corporation (the "Company") and Dolev Rafaeli (the "Executive") on March 10, 2015 (the "Effective Date"), to become effective immediately.
WHEREAS, the Company and the Executive are party to an amended and restated employment agreement entered into and effective as of August 5, 2014 (the "Prior Agreement"), and had previously entered into an amended and restated employment agreement on July 4, 2011 and effective as of December 13, 2011 that was superseded by the Prior Agreement;
WHEREAS, this Agreement amends and supersedes the Prior Agreement and any other agreement between the Executive and the Company with respect to the matters contained herein.
NOW, THEREFORE, in consideration of the premises and of the mutual covenants and agreements hereinafter set forth, the Company and the Executive hereby agree as follows:
1.            Employment.

(a)            Term. The term of this Agreement shall begin on the Effective Date and shall continue until December 31, 2018 (the "Scheduled Term"), unless sooner terminated by either party as hereinafter provided.    The period commencing on the Effective Date and ending on the date on which the term of the Executive's employment under the Agreement terminates is referred to herein as the "Employment Term."  Except as the Company and the Executive otherwise agree in writing, in the event that the parties fail to reach a mutual written agreement to renew or extend this Agreement on or prior to the end of the Scheduled Term, the Executive's employment with the Company shall terminate upon expiration of the Scheduled Term ("Non-Renewal"), and such Non-Renewal shall be treated as a termination of the Executive's employment by the Company without Cause under Section 7(a).

(b)            Duties.

(1)            The Executive shall serve as the Chief Executive Officer of the Company, as President and Chief Executive Officer of Radiancy Inc. with duties, responsibilities and authority commensurate therewith and shall report to the Board of Directors of the Company (the "Board"). The Executive shall perform all duties and accept all responsibilities incident to such position as may be reasonably assigned to him by the Board, consistent with his positions.  In addition, during the Employment Term, without compensation other than that herein provided, the Executive shall also serve and continue to serve, if and when elected and re-elected, as a member of the Board.

(2)            The Executive represents to the Company that he is not subject to or a party to any employment agreement, non-competition covenant, understanding or restriction which would be breached by or prohibit the Executive from executing this Agreement and performing fully his duties and responsibilities hereunder.

(c)            Best Efforts. During the Employment Term, the Executive shall devote his best efforts and full time and attention to promote the business and affairs of the Company and its affiliated entities, and shall be engaged in other business activities only to the extent that such activities do not materially interfere or conflict with his obligations to the Company hereunder. In no event shall the Executive's other business activities violate his obligations under Section 13 below. The foregoing also shall not be construed as preventing the Executive from (1) serving on civic, educational, philanthropic or charitable boards or committees, or, with the prior written consent of the Board, in its sole discretion, on corporate boards, and (2) managing personal investments, so long as such activities are permitted under the Company's Code of Conduct and employment policies. The Executive acknowledges and agrees that Schedule A represents a complete list of all corporate boards on which the Executive serves as of the Effective Date. Notwithstanding any provision of this Section 1 of the Agreement to the contrary, in no event shall the Executive invest in any business competitive with the Company or that would otherwise violate the provisions of Section 13 below.

2.            Base Salary and Cash Bonuses.

(a)            During the Employment Term, for all of the services rendered by the Executive hereunder, the Company shall pay the Executive a base salary ("Base Salary"), at the annual rate of $495,000 payable in semi-monthly installments at such times as the Company customarily pays its other employees. The Executive's Base Salary shall be reviewed periodically by the Board (or a committee of the Board) pursuant to the Board's normal performance review policies for senior level executives.

(b)            During the Employment Term, as a bonus for success in sales, the Executive shall be entitled to a quarterly cash bonus for each quarter during the Employment Term equal to the greater of (x) 1% of the quarterly sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company's consolidated quarterly financial reports presented to the Board) in excess of such target threshold amount as the compensation committee of the Board (which committee shall be comprised solely of two or more outside directors (the "Compensation Committee")) shall determine and (y) $300,000.  Except as otherwise provided in this Section 2 and subject to Section 7 below, payments of the Cash Bonuses will be made to the order of the Executive no later than 45 days after the presentation of the financial reports to the Board for the applicable quarter, but in no event later than March 15 of the year immediately following the fiscal year to which they relate.  Notwithstanding anything herein to the contrary:

        (i)    To the extent mutually agreed by (and subject to the approval of) the Board and Executive, all or any portion of Executive's Cash Bonus may be paid in the form of shares of common stock of the Company under the Company's Amended and Restated 2005 Equity Compensation Plan, as amended and/or restated from time to time, or any successor shareholder-approved Company equity compensation plan, with the number of shares equal to quotient of (x) the portion of such Cash Bonus that is not paid in cash divided by (y) the closing price per share of common stock on the principal national securities exchange in the United States on which such shares are then traded on the fourth trading day the following the release of the Company's quarterly financial reports for the applicable quarter, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable; provided, however, that, (1) if the shares are regularly quoted by a recognized securities dealer but are not traded on a national securities exchange in the United States, then the foregoing clause (y) shall instead be the mean between the high bid and low asked prices for the shares on the fourth trading day the following the release of the Company's quarterly financial reports for the applicable quarter, as reported in The Wall Street Journal or such other source as the Compensation Committee deems reliable; and (2) if the shares are neither traded on a national securities exchange in the United States nor quoted by a recognized securities dealer, then the foregoing clause (y) shall instead be the value of a share as determined by the Compensation Committee based upon the reasonable application of a reasonable valuation method as outlined under Code Section 409A.
(ii)            Notwithstanding anything herein to the contrary, any accrued but unpaid Cash Bonuses for any periods ending prior to the Effective Date, and any Cash Bonuses payable in respect of any periods ending on or after the Effective Date, shall be deferred in accordance with the last sentence of Treas. Reg. 1.409A-3(d) until the Company's repayment of the senior secured credit facilities ("the Facilities") as contemplated by that Second Amended and Restated Forbearance Agreement with the lenders that are party to the Credit Agreement, dated May 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the "Credit Agreement"), by and between the Company, JPMorgan Chase Bank, N.A., as Administrative Agent, First Niagara Bank, N.A. and PNC Bank, National Association, each as Co-Syndication Agents, J.P. Morgan Securities LLC, as Lead Arranger and Bookrunner, and the other Lenders party thereto (the "Credit Agreement") and with JPMorgan Chase Bank, N.A., as Administrative Agent for the lenders to the Credit Agreement, and any Cash Bonuses deferred in accordance with this Section 2(b)(ii) shall be paid to Executive in a lump sum on or within thirty (30) days following the first date on which such deferred Cash Bonus may be made under Code Section 409A following Company repayment of the Facilities.
Executive's Cash Bonuses shall be adjusted according to any restatement of US GAAP sales, provided that if a downward revision of US GAAP sales is made, then such adjustment shall be set off against the next applicable Cash Bonus, provided, further, that if a downward adjustment is made to US GAAP sales following Executive's final Cash Bonus or Executive's termination of employment with the Company for any reason, Executive shall reimburse the Company accordingly.
3.            Equity Incentive Programs. The Executive shall be eligible to participate in the Company's annual and long-term equity incentive plans and programs in accordance with the terms of such plans and programs as in effect for other similarly situated employees of the Company generally, at levels determined by the Board (or a committee of the Board) in its sole discretion, commensurate with the Executive's position.

4.            Retirement and Welfare Benefits. The Executive shall be eligible to continue to participate in the Company's (or Radiancy Inc.'s where relevant) health, life insurance, long and short-term disability, dental, retirement, savings and medical programs, if any, pursuant to their respective terms and conditions. In addition, the Executive shall continue to be eligible to participate in any long-term equity incentive programs established by the Company for its senior level executives generally, at levels determined by the Board in its sole discretion, commensurate with the Executive's position as Chief Executive Officer. Nothing in this Agreement shall preclude the Company or any affiliate of the Company from terminating or amending any employee benefit plan or program from time to time after the Effective Date.
5.            Vacation.

The Executive shall be entitled to annual vacation of 24 days plus ten established holiday days per full calendar year of his employment with the Company hereunder. Any unused vacation in one accrued calendar year may not be carried over to any subsequent calendar year. The Company shall, however, pay the Employee (based on the Employee's annual salary) for any such unused vacation days within 30 days of the end of any such calendar year.
The Executive shall be entitled to an annual medical executives' checkup at the expense of the Company.
The Executive shall be entitled to a fully paid sick leave until the end of the waiting period for coverage against disability or incapacity as defined in the Executive medical insurance policy.
6.            Expenses; Car Allowance; Phone and Cellular Phone; Relocation costs; Family annual leave.  The Company shall reimburse the Executive for all necessary and reasonable travel and other business expenses incurred by the Executive in the performance of his duties hereunder in accordance with the Company's policies in effect from time to time with respect to business expenses, subject to such reasonable accounting procedures as the Company may adopt generally from time to time for executives. In addition, the Executive shall be entitled to an automobile allowance of $1,000 per month, in accordance with the Company's policies in effect from time to time.

Company shall provide Executive with a Cellular Phone and shall order a land line at the Executive's residence, for Executive's use in the course of performing his obligations under his position. The Company shall bear and pay all the expenses related to the Cellular Phone and the land line and their use thereof.
Upon termination of this Agreement for any reason, Company shall pay for the household relocation costs including the packing, shipping, insurance and unpacking of the goods of  the Executive between the US and Israel. Company will reimburse the Executive for all reasonable out of pocket relocation expenses. Additionally, Company shall pay for the equivalent of economy class airfare tickets of all family members between the US and Israel. Company shall pay for the equivalent of economy round trip airfare tickets for all family members for an annual home leave between the US and Israel.
All expense reimbursements under this Agreement shall be made no later than 90 days from when expenses are incurred and submitted for reimbursement, in accordance with the Company's policies in effect from time to time with respect to business expenses.

7.            Termination Without Cause; Resignation for Good Reason. If the Executive's employment is terminated by the Company without Cause (as defined in Section 11) or if the Executive resigns for Good Reason (as defined in Section 11), the provisions of this Section 7 shall apply.

(a)            The Company may terminate the Executive's employment with the Company at any time without Cause upon not less than 30 days' prior written notice to the Executive; provided that, in the event that such notice is given, the Executive shall be under no obligation to render any additional services to the Company and shall be allowed to seek other employment. In addition, the Executive may initiate a termination of employment by resigning under this Section 7 for Good Reason. The Executive shall give the Company not less than 30 days' prior written notice of such resignation. On the date of termination or resignation, as applicable, specified in such notice, the Executive agrees to resign all positions, including as an officer and, if applicable, as a director or member of the Board, related to the Company and its parents, subsidiaries and affiliates.

(b)            Unless the Executive complies with the provisions of Section 7(c) below, upon termination or resignation under Section 7(a) above, the Executive shall be entitled to receive only the amount due to the Executive under the Company's then current severance pay plan or arrangement for employees, if any, but only to the extent not conditioned on the execution of a release by the Executive. No other payments or benefits shall be due under this Agreement to the Executive, but the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, in each case, subject to and in accordance with the terms thereof.

(c)            Notwithstanding the provisions of Section 7(b), upon termination or resignation, as applicable, under Section 7(a) above (including a termination due to Non-Renewal), if, within sixty (60) days following the termination of the Executive's employment, the Executive timely executes and delivers to the Company (without revocation) a fully effective written release of any and all claims against the Company and all related parties with respect to all matters arising out of the Executive's employment by the Company or the termination thereof (other than claims for any entitlements under the terms of this Agreement), in substantially the form set forth in Exhibit A hereto (the "Release"), the Executive shall be entitled to receive, in lieu of the payment described in Section 7(b) and any other payments due under any severance plan or program for employees or executives, the following payments and benefits:

(1)            From the date of termination through the balance of the Scheduled Term (if any) (collectively, the "Severance Period"), the Executive shall continue to receive his Base Salary (at the rate in effect immediately before the Executive's termination or resignation, as applicable), and Cash Bonuses.  The Base Salary continuation shall be paid in installments during the Severance Period in accordance with the Company's normal payroll practices.  The Cash Bonuses contemplated in this sub-section (1) shall be in an amount equal to the greater of (x) $300,000 and (y) 1% of the sales of the Company (calculated as 1% of recognized US GAAP sales reported in the Company's consolidated quarterly financial reports presented to the Board)

for such quarter, and shall be payable to Executive on a quarterly basis at the same time as otherwise payable in accordance with Section 2 had Executive's employment not terminated.
(2)            To the extent the Executive timely elects to receive continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended ("COBRA"), the Company shall pay or reimburse the Executive, on a monthly basis, an amount equal to the full monthly premium for such coverage, from the date of termination until the date eighteen (18) months following the date of termination.  The COBRA health care continuation coverage period under Section 4980B of the Internal Revenue Code of 1986, as amended (the "Code") shall run concurrently with the foregoing period.

(3)            Beginning on the 60th day following the effective date of the Executive's termination or resignation, and on the first payroll date of each month thereafter during the remainder of the Scheduled Term (if any), a monthly payment equal to the premium cost for the long and short-term disability coverage that was in effect for the Executive under plans of the Company immediately before his termination or resignation.  To the extent requested by the Executive within 30 days following the date of termination, the Company shall take all action necessary, if any, to facilitate the Executive's exercise of all conversion and/or portability privileges, if any, under such long and short-term disability coverage.

(4)            Beginning on the 60th day following the effective date of the Executive's termination or resignation, and on the first payroll date of each month thereafter during the remainder of the Scheduled Term (if any), a monthly payment equal to the full cost of any Company life insurance coverages in effect for the Executive immediately before his termination or resignation to maintain life insurance coverage.  To the extent requested by the Executive within 30 days following the date of termination, the Company shall take all action necessary, if any, to facilitate the Executive's exercise of all conversion privileges, if any, under such life insurance program or policy.

(5)            Notwithstanding any provision to the contrary in any applicable plan, program or agreement, all outstanding equity awards held by the Executive as of the date of his termination or resignation, as applicable, shall become fully vested and exercisable as of such date.  In addition, any outstanding stock options held by the Executive, including any stock options that previously became exercisable and have not expired or been exercised, shall remain exercisable, notwithstanding any provision to the contrary in any other agreement governing such options, for the shorter of (i) the 60-month period following the date of the Executive's termination or resignation, as applicable, and (ii) the then remaining term of such stock option.

(6)            Any other amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof, and any unpaid Deferred Bonuses payable pursuant to and in accordance with Section 2(b)(ii).

(7)            Any Cash Bonus payable for the fiscal quarter of termination or resignation, based on actual performance for the full fiscal quarter, but pro-rated based on the number of days the Executive was employed during such fiscal quarter of termination, payable at the same time as otherwise payable in accordance with Section 2 (the "Pro Rata Bonus").
(d)            To the extent that the payment of any amount or provision of any benefit under Section 7 is conditioned upon the Release and is otherwise scheduled to occur prior to the sixtieth (60th) day following the date of Executive's termination of employment hereunder, but for the condition on executing the Release as set forth herein, shall not be made until the first regularly scheduled payroll date following such sixtieth (60th) day, after which any remaining payments shall thereafter be provided to Executive according to the applicable schedule set forth herein.

8.            Termination for Cause; Resignation without Good Reason.  The Company may terminate the Executive immediately for Cause.  In addition, the Executive may voluntarily terminate his employment for any reason upon 30 days' prior written notice. In either such event, after the effective date of such termination no payments shall be due under this Agreement, except that the Executive shall be entitled to any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof.

9.            Disability. If the Executive incurs a Disability (as defined below), the Company may terminate the Executive's employment on account of Disability subject to the requirements of applicable law. If the Company terminates the Executive's employment on account of his Disability, the Executive shall be entitled to receive any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof. In addition, if the Company terminates the Executive's employment on account of his Disability, the Executive shall be entitled to receive the Pro Rata Bonus.  For purposes of this Agreement, the term "Disability" shall have the same meaning as under the Company's long-term disability plan.

10.            Death. If the Executive dies while employed by the Company, the Executive's employment shall terminate on the date of death and the Company shall pay to the Executive's executor, legal representative, administrator or designated beneficiary, as applicable, any amounts earned, accrued and owing but not yet paid under Section 2 above and any benefits accrued and due under any applicable benefit plans and programs of the Company, payable in accordance with the terms and conditions thereof. In addition, if the Executive dies while employed by the Company, the Executive shall be entitled to receive the Pro Rata Bonus.  Otherwise, the Company shall have no further liability or obligation under this Agreement to the Executive's executors, legal representatives, administrators, heirs or assigns or any other person claiming under or through the Executive.

11.            Definitions.

(a)            Cause. For purposes of this Agreement, "Cause" shall mean any of the following grounds for termination of the Executive's employment:

(1)            The Executive's breach of any of the restrictive covenants set forth in Section 13.

(2)            The Executive's conviction of a felony or a crime involving moral turpitude.

(3)            The Executive's material violation of any written Company policy or the material terms of this Agreement.

(4)            The Executive's failure to follow a lawful direction of the Board.

(5)            Drug or alcohol abuse by the Executive, but only if the Executive fails to seek appropriate counseling or fails to complete a prescribed counseling program.

With respect to Items (3) and (4), a termination for Cause shall only be effective if the violation or failure is not cured by the Executive within the 20-day period following written notice from the Board of the specific grounds that could result in a termination for "Cause;" provided that the Executive shall only have an opportunity to cure a failure to the extent the failure is curable, as determined by the Board in its sole discretion.
(b)            Change of Control. As used herein, a "Change of Control" shall be deemed to have occurred if:

(1)            Any "person," as such term is used in sections 13(d) and 14(d) of Securities Exchange Act of 1934, as amended (the "Exchange Act") (other than a person who is a stockholder of the Company on the effective date of the Plan) becomes a "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing more than 50% of the voting power of the then outstanding securities of the Company; provided that a Change of Control shall not be deemed to occur as a result of a transaction in which the Company becomes a subsidiary of another corporation and in which the stockholders of the Company, immediately prior to the transaction, will beneficially own, immediately after the transaction, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the parent corporation would be entitled in the election of directors; or

(2)            The consummation of (i) a merger or consolidation of the Company with another corporation where the stockholders of the Company, immediately prior to the merger or consolidation, will not beneficially own, immediately after the merger or consolidation, shares entitling such stockholders to more than 50% of all votes to which all stockholders of the surviving corporation would be entitled in the election of directors, (ii) a sale or other disposition of all or substantially all of the assets of the Company, or (iii) a liquidation or dissolution of the Company.

(c)            Good Reason. The occurrence of one or more of the following actions; provided, however, that the Executive shall give the Company not less than 30 days' prior written notice of such resignation setting forth in reasonable specificity the event that constitutes Good Reason, which written notice, to be effective, must be provided to the Company within thirty (30) days following initial notification of its occurrence or proposed occurrence, and during such thirty (30) day notice period, the Company shall have a cure right (if curable), and if not cured within such period and which action is not then rescinded within 30 days after delivery of such notice, the Executive's termination will be effective upon the expiration of such cure period:
(1)            A change of the principal office or work place assigned to the Executive to a location more than 35 miles distant from its location immediately prior to such change.

(2)            A material reduction by the Company of the Executive's title, duties, responsibilities, authority, status, reporting relationship or the Executive's position.

(3)            A material reduction of the Executive's base salary or bonus opportunity, unless pursuant to a reduction in such items applicable proportionally to all senior management and board members.

(4)            Any breach of this Agreement by the Company, including, without limitation, a material failure to pay Executive's Base Salary or Executive's Cash Bonuses in accordance with the terms and conditions of Sections 2(a) and (b) of this Agreement.

(5)            Any reason or no reason following a Change of Control, provided that the Executive's notice of resignation under this subsection 11(c)(5) is provided to the surviving entity following the Change of Control, within the 30-day period following the closing of such Change of Control.

12.            Section 409A. It is intended that this Agreement will comply with, or be exempt from, Section 409A of the Code and any regulations and guidelines promulgated thereunder, to the extent the Agreement is subject thereto, and the Agreement shall be interpreted on a basis consistent with such intent.  Notwithstanding any provision in this Agreement to the contrary—

(a)            The payment (or commencement of a series of payments) hereunder of any nonqualified deferred compensation (within the meaning of Section 409A of the Code) upon a termination of employment shall be delayed until such time as the Executive has also undergone a "separation from service" as defined in Treas. Reg. 1.409A-1(h), at which time such nonqualified deferred compensation (calculated as of the date of Executive's termination of employment hereunder) shall be paid (or commence to be paid) to the Executive on the schedule set forth in this Agreement as if the Executive had undergone such termination of employment (under the same circumstances) on the date of his ultimate "separation from service."

(b)            If the Executive is a "specified employee" of the Company under Section 409A of the Code at the time of his separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after separation from service to meet the requirements of Section 409A(a)(2)(B)(i) of the Code, payment of such amount shall be delayed as required by Section 409A, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six‑month period.  If the Executive dies during the postponement period prior to the payment of postponed amount, the amounts withheld on account of section 409A shall be paid to the personal representative of the Executive's estate within 60 days after the date of the Executive's death.  The determination of whether Executive is a specified employee, including the number and identity of persons considered key employees and the identification date, shall be made by the Board in accordance with the provisions of Sections 416(i) and 409A of the Code and the regulations issued thereunder.
(c)            For purposes of Section 409A of the Code, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments, and each payment made under the Agreement shall be treated as a separate payment for purposes of 409A of the Code.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., "payment shall be made within thirty (30) days following the date of termination"), the actual date of payment within the specified period shall be within the sole discretion of the Company.  In no event may the Executive, directly or indirectly, designate the calendar year of payment.

(d)            All reimbursements and in kind benefits, if any, provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A of the Code, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during the Executive's lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a fiscal year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other fiscal year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect, (iii) the reimbursement of an eligible expense will be made on or before the last day of the fiscal year following the year in which the expense is incurred, and (iv) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  Any tax gross-up payment provided for under this Agreement shall in no event be paid to the Executive later than December 31 of the calendar year following the calendar year in which such taxes are remitted by the Executive.

13.            Property Rights and Obligations of the Executive.

(a)            Trade Secrets. For purposes of this Agreement, "trade secrets" shall include without limitation any and all financial, cost and pricing information and any and all information contained in any drawings, designs, plans, proposals, customer lists, records of any kind, data, formulas, specifications, concepts or ideas, where such information is reasonably related to the business of the Company, has been divulged to or learned by the Executive during the term of his employment by the Company, and has not previously been publicly released by duly authorized representatives of the Company or otherwise lawfully entered the public domain.

(b)            Preservation of Trade Secrets. The Executive will preserve as confidential all trade secrets pertaining to the Company's business that have been obtained or learned by him by reason of his employment. The Executive will not, without the prior written consent of the Company, either use for his own benefit or purposes or disclose or permit disclosure to any third parties, either during the term of his employment hereunder or thereafter (except as required in fulfilling the duties of his employment), any trade secret connected with the business of the Company.
(c)            Trade Secrets of Others. The Executive agrees that he will not disclose to the Company or induce the Company to use any trade secrets belonging to any third party.

(d)            Property of Employer. The Executive agrees that all documents, reports, files, analyses, drawings, designs, tools, equipment, plans (including, without limitation, marketing and sales plans), proposals, customer lists, computer software or hardware, and similar materials that are made by him or come into his possession by reason of and during the term of his employment with the Company are the property of the Company and shall not be used by him in any way adverse to the Company's interests. The Executive will not allow any such documents or things, or any copies, reproductions or summaries thereof to be delivered to or used by any third party without the specific consent of the Company. The Executive agrees to deliver to the Board or its designee, upon demand, and in any event upon the termination of the Executive's employment, all of such documents and things which are in the Executive's possession or under his control.

(e)            Non-Competition and Non-Solicitation by the Executive.

(1)            General. The Executive agrees during the Term, for the remainder of the Scheduled Term following termination of the Executive's employment and for the one (1) year period thereafter or, in the event of a termination for Cause or a resignation by the Executive pursuant to Section 8, for the two (2) year period following such termination (as the case may be, the "Restricted Period"), not to recruit, engage in passive efforts, solicit or induce any person or entity who, during such one year period, or within one year prior to the termination of the Executive's employment with the Company, was an employee, agent, representative or sales person of the Company or any of its affiliates (the "Company Group") to leave or cease his employment or other relationship with the Company Group for any reason whatsoever or hire or engage the services of such person for the Executive in any business substantially similar to or competitive with that in which the Company Group was engaged during the Executive's employment.

(2)            Non-Solicitation of Customers. The Executive acknowledges that in the course of his employment, he has learned and will continue to learn about the Company Group's business, services, materials, programs and products and the manner in which they are developed, marketed, served and provided. The Executive knows and acknowledges that the Company Group has invested considerable time and money in developing its programs, agreements, offices, representatives, services, products and marketing techniques and that they are unique and original. The Executive further acknowledges that the Company Group must keep secret all pertinent information divulged to the Executive about the Company Group's business concepts, ideas, programs, plans and processes, so as not to aid the Company Group's competitors. Accordingly, the Company Group is entitled to the following protection, which the Executive agrees is reasonable:

(i)            The Executive agrees that during the Term and thereafter during the Restricted Period, he will not, on his own behalf or on behalf of any person, firm, partnership, association, corporation, or other business organization, entity or enterprise, knowingly solicit, call upon, or initiate communication or contact with any person or entity or any representative of any person or entity, with whom the Executive had contact during his employment, with a view to the sale or the providing of any product, equipment or service sold or provided or under development by the Company Group during the period of two years immediately preceding the date of the Executive's termination. The restrictions set forth in this Section shall apply only to persons or entities with whom the Executive had actual contact during the two years prior to termination of his employment with a view toward the sale or providing of any product, equipment or service sold or provided or under development by the Company Group.

(3)            Non-Competition. The Executive acknowledges that he will be a "high impact" person in the Company Group's business who is in possession of selective and specialized skills, learning abilities, customer contacts, and customer information as a result of his relationship with the Company Group and prior experience, and agrees that the Company Group has a substantial business interest in the covenant described below. The Executive, therefore, agrees that during the Term and thereafter during the Restricted Period, not to, either directly, whether as an employee, sole proprietor, partner stockholder, joint venture or the like, in the same or similar capacity in which he worked for the Company Group, compete with the Company Group in any field in which the Company Group has entered into, enters into during the Executive's employment with the Company Group or is considering entering into at the time of the Executive's termination of employment, provided the Executive has actual knowledge of such field. The territory in which this non-competition covenant shall apply will be limited to the area commensurate with the territory in which the Executive marketed, sold or provided products or services for the Company Group during the two years preceding termination of employment.

(4)            Survival Provisions. Unless otherwise agreed to in writing between the parties hereto, the provisions of this Section 13 shall survive the termination of this Agreement. The covenants in this Section 13 shall be construed as separate covenants and to the extent any covenant shall be judicially unenforceable, it shall not affect the enforcement of any other covenant.

14.            Legal and Equitable Remedies. Because the Executive's services are personal and unique and the Executive has had and will continue to have access to and has become and will continue to become acquainted with the proprietary information of the Company, and because any breach by the Executive of any of the restrictive covenants contained in Section 13 would result in irreparable injury and damage for which money damages would not provide an adequate remedy, the Company shall have the right to enforce Section 13 and any of its provisions by injunction, specific performance or other equitable relief, without bond and without prejudice to any other rights and remedies that the Company may have for a breach, or threatened breach, of the restrictive covenants set forth in Section 13. The Executive agrees that in any action in which the Company seeks injunction, specific performance or other equitable relief, the Executive will not assert or contend that any of the provisions of Section 13 are unreasonable or otherwise unenforceable. The Executive irrevocably and unconditionally (a) agrees that any legal proceeding arising out of this paragraph may be brought in the United States District Court for the Eastern District of Pennsylvania, or if such court does not have jurisdiction or will not accept jurisdiction, in any court of general jurisdiction in Philadelphia, Pennsylvania, (b) consents to the non-exclusive jurisdiction of such court in any such proceeding, and (c) waives any objection to the laying of venue of any such proceeding in any such court. The Executive also irrevocably and unconditionally consents to the service of any process, pleadings, notices or other papers.
15.            Arbitration; Expenses. In the event of any dispute under the provisions of this Agreement, other than a dispute in which the primary relief sought is an equitable remedy such as an injunction, the parties shall be required to have the dispute, controversy or claim settled by arbitration in Philadelphia, Pennsylvania in accordance with the Employment Arbitration Rules and Mediation Procedures then in effect of the American Arbitration Association, before an arbitrator agreed to by both parties. If the parties cannot agree upon the choice of arbitrator, the Company and the Executive will each choose an arbitrator. The two arbitrators will then select a third arbitrator who will serve as the actual arbitrator for the dispute, controversy or claim. Any award entered by the arbitrators shall be final, binding and nonappealable and judgment may be entered thereon by either party in accordance with applicable law in any court of competent jurisdiction. This arbitration provision shall be specifically enforceable. The arbitrators shall have no authority to modify any provision of this Agreement or to award a remedy for a dispute involving this Agreement other than a benefit specifically provided under or by virtue of the Agreement. Each party shall be responsible for its own expenses relating to the conduct of the arbitration (including reasonable attorneys' fees and expenses) and shall share the fees of the American Arbitration Association.

16.            Attorneys' Fees. Except as provided in Section 14 above, in any action at law or in equity to enforce or construe any provisions or rights under this Agreement, the unsuccessful party or parties to such litigation, as determined by the courts pursuant to a final judgment or decree, shall pay the successful party or parties all costs, expenses, and reasonable attorneys' fees incurred by such successful party or parties (including, without limitation, such costs, expenses, and fees on any appeals), and if such successful party or parties shall recover judgment in any such action or proceedings, such costs, expenses, and attorneys' fees shall be included as part of such judgment.

17.            Indemnification and Liability Insurance.  The Company will indemnify and hold harmless, to the fullest extent permitted by applicable law and the Company's bylaws, the Executive if the Executive is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative by reason of the fact that the Executive is a director or officer of the Company, against all liability or loss suffered (including attorneys' fees) reasonably incurred by the Executive. The Company shall cover the Executive under directors' and officers' liability insurance both during and, while potential liability exists, after the term of this Agreement on terms no less favorable and to the same extent as the Company covers its active officers and directors.

18.            Code Section 280G/4999. Notwithstanding anything in this Agreement to the contrary, if any of the payment or payments or other benefit to the Executive (prior to any reduction below) provided for in this Agreement, together with any other payment or payments or other benefit which the Executive has the right to receive from the Company or any corporation which is a member of an "affiliated group" as defined in Section 1504(a) of the Code, without regard to Section 1504(b) of the Code, of which the Company is a member (the "Payments") would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), and if the Safe Harbor Amount (defined below) is greater than the Taxed Amount (defined below), then the total amount of such Payments shall be reduced to the Safe Harbor Amount. The "Safe Harbor Amount" is the largest portion of the Payments that would result in no portion of the Payments being subject to the excise tax set forth at Section 4999 of the Code ("Excise Tax"). The "Taxed Amount" is the total amount of the Payments (prior to any reduction, above) notwithstanding that all or some portion of the Payments may be subject to the Excise Tax. Solely for the purpose of comparing which of the Safe Harbor Amount and the Taxed Amount is greater, the determination of each such amount, shall be made on an after-tax basis, taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all of which shall be computed at the highest applicable marginal rate). If a reduction of the Payments to the Safe Harbor Amount is necessary, then the reduction shall occur in the following order unless the Executive elects in writing a different order (provided, however, that such election shall be subject to approval of the Company if made on or after the date on which the event that triggers the Payments occurs): (i) reduction of cash payments; then (ii) cancellation of accelerated vesting of stock or stock option awards; and then (iii) reduction of the Executive's benefits. In the event that acceleration of vesting of stock or stock option award compensation is to be reduced, such acceleration of vesting shall be cancelled in the reverse order of the date of grant of the Executive's stock awards.
19.            Survival. The respective rights and obligations of the parties hereunder shall survive the termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

20.            No Mitigation or Set Off. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced, regardless of whether the Executive obtains other employment. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any circumstances, including, without limitation, any set-off, counterclaim, recoupment, defense or other right which the Company may have against the Executive or others.

21.            Notices. All notices and other communications required or permitted under this Agreement or necessary or convenient in connection herewith shall be in writing and shall be deemed to have been given when hand delivered or mailed by registered or certified mail, as follows (provided that notice of change of address shall be deemed given only when received):
If to the Company, to:	PhotoMedex, Inc. 100 Lakeside Dr Suite 100 Horsham, Pennsylvania 19044 Fax: (215) 619-3209

With a copy to:	Proskauer Rose LLP 11 Times Square New York, NY 10036 Attention: Paul I. Rachlin, Esq.
Fax: (212) 969-2900
If to Executive:	At the address shown on the records of the Company
With a copy to	Pavia & Harcourt LLP
590 Madison Avenu
New York, New York 10022
Attention: Adam D. Mitzner, Esq.
Fax: (212) 980-3510

22.            Withholding. All payments under this Agreement shall be made subject to applicable tax withholding, and the Company shall withhold from any payments under this Agreement all federal, state and local taxes as the Company is required to withhold pursuant to any law or governmental rule or regulation. The Executive shall bear all expense of, and be solely responsible for, all federal, state and local taxes due with respect to any payment received under this Agreement.

23.            Remedies Cumulative; No Waiver. No remedy conferred upon a party by this Agreement is intended to be exclusive of any other remedy, and each and every such remedy shall be cumulative and shall be in addition to any other remedy given under this Agreement or now or hereafter existing at law or in equity. No delay or omission by a party in exercising any right, remedy or power under this Agreement or existing at law or in equity shall be construed as a waiver thereof, and any such right, remedy or power may be exercised by such party from time to time and as often as may be deemed expedient or necessary by such party in its sole discretion.

24.            Assignment. All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, legal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of the Executive under this Agreement are of a personal nature and shall not be assignable or delegable in whole or in part by the Executive.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business or assets of the Company, within 15 days of such succession, expressly to assume and agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform if no such succession had taken place and the Executive acknowledges that in such event the obligations of the Executive hereunder, including but not limited to those under Section 13, will continue to apply in favor of the successor. The obligations to Executive required to be performed by a successor entity (or by the Company, if the Company so elects in the case of a sale of assets) shall include but not be limited to the obligation to pay the Cash Bonuses to the extent payable hereunder.

25.            Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto and supersedes any and all prior agreements and understandings concerning the Executive's employment by the Company, including, without limitation, the Prior Agreement. This Agreement may be changed only by a written document signed by the Executive and the Company.

26.            Severability. If any provision of this Agreement or application thereof to anyone or under any circumstances is adjudicated to be invalid or unenforceable in any jurisdiction, such invalidity or unenforceability shall not affect any other provision or application of this Agreement which can be given effect without the invalid or unenforceable provision or application and shall not invalidate or render unenforceable such provision or application in any other jurisdiction. If any provision is held void, invalid or unenforceable with respect to particular circumstances, it shall nevertheless remain in full force and effect in all other circumstances.

27.            Choice of Law and Forum. Except as expressly provided otherwise in this Agreement, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, and both parties consent to the jurisdiction of the courts of the State of Delaware with respect thereto.

28.            Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), each of which shall be an original, but all of which together shall constitute one instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on and effective as of the date first written above.

PHOTOMEDEX, INC.

By:	/s/ Lewis C. Pell
Name: Lewis C. Pell
Title:Chairman of the Board

EXECUTIVE
/s/ Dolev Rafaeli
 Dolev Rafaeli

SCHEDULE A

 CORPORATE BOARDS
Executive is a member of the following corporate boards as of the Effective Date:
•	Radiancy Inc.

EXHIBIT A
GENERAL RELEASE OF CLAIMS

For and in consideration of the promises set forth in the Amended and Restated Employment Agreement, agreement dated March __, 2015 (the "Agreement"), between Dolev Rafaeli ("Executive") and PhotoMedex, Inc. (the "Company"), including the benefits and other valuable consideration as set forth therein, and in consideration for the promises set forth in this General Release of Claims (this "Release"), the parties agree as follows:

1.            Executive, for himself, his heirs, administrators, representatives, executors, successors, assigns, and all other individuals and entities claiming through him, if any (collectively, the "Releasors"), hereby releases, waives, and forever discharges the Company and each of its affiliates, related organizations, and their successors and assigns, and each of its and their employees, officers, directors, members, agents, trustees, attorneys, successors, and assigns in their capacities as such (collectively, "Releasees") from, and does fully waive any obligations of Releasees to Releasors for, any and all liability, actions, charges, causes of action, demands, damages, or claims for relief, remuneration, sums of money, accounts or expenses of any kind whatsoever, whether known or unknown or contingent or absolute, which heretofore has been or which hereafter may be suffered or sustained, directly or indirectly, by Releasors, including, without limitation, any obligations of Releasees in consequence of, arising out of, or in any way relating to: (i) Executive' service with the Company (whether as an employee or a consultant); (ii) the separation or termination of Executive' service to the Company (whether as an employee or a consultant); or (iii) any events, acts, or omissions occurring on or prior to the date of this Release (collectively, "Claims").  The foregoing release, discharge and waiver includes, but is not limited to, all waivable Claims and any obligations, liabilities or causes of action arising from such Claims under common law, including, but not limited to, wrongful or retaliatory discharge, breach of contract, libel, slander, defamation or intentional infliction of emotional distress; and further includes, but is not limited to, any claims under any federal, state or local statute, ordinance, or regulation, including, but not limited to, the Age Discrimination in Employment Act ("ADEA"), the Older Workers Benefit Protection Act ("OWBPA"), the Civil Rights Act of 1991, the Equal Pay Act, the Immigration and Reform Control Act, the Uniform Services Employment and Re-Employment Act, the Rehabilitation Act of 1973, Executive Order 11246, the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, Title VII of the Civil Rights Act of 1964, other civil rights statutes including, without limitation 42 U.S.C. § 1981, 42 U.S.C. § 1982, and 42 U.S.C. § 1985, the National Labor Relations Act, the Fair Labor Standards Act, the Employee Retirement Income Security Act, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Family and Medical Leave Act, the Sarbanes-Oxley Act, the Occupational Safety and Health Act, the Immigration Reform and Control Act, the Pennsylvania Human Relations Act, the Pennsylvania Equal Pay Law, the Pennsylvania Whistleblower Law or any other applicable state or local labor or human rights laws, as such laws have been amended, or the discrimination or employment laws of any state or municipality, and/or any claims under any express or implied contract which Releasors may claim existed with Releasees.  This also includes a release of any claims for wrongful discharge and all claims for alleged physical or personal injury, emotional distress, damages, attorneys or experts fees, interest and penalties relating to or arising out of Executive' service to the Company or any of its affiliates or related organizations (whether as an employee or an independent contractor) or the separation or termination of such service, and any claims under the Worker Adjustment and Retraining Notification Act or any similar law, which requires, among other things, that advance notice be given of certain work force reductions.

2.     Notwithstanding anything contained in Section 1 above to the contrary, nothing contained herein will constitute a release by Releasors of any of his rights or remedies available to him, at law or in equity, related to, on account of, in connection with or in any way pertaining to the enforcement of: (i) any rights to the receipt of employee benefits or other payments which were earned and vested on or prior to the date of this Release; (ii) any claims that cannot be waived by applicable law, including but not limited to the right to participate in an investigation conducted by certain government agencies (provided, however, that Executive does waive his right to, and will not accept, any monetary payment should any government agency (such as the Equal Employment Opportunity Commission or Department of Labor) pursue any claims on his behalf); or (iii) the Agreement or any of its terms or conditions.

3.     Executive understands that he will have at least [twenty one (21)][forty five (45)]1 days from the date of receipt of this Release to consider the terms and conditions of this Release.  Executive may accept this Release by signing it and returning it to the Company.  After executing this Release, Executive will have seven (7) days (the "Revocation Period") to revoke this Release by indicating his desire to do so in writing delivered to the Company by no later than the seventh (7th) day after the date he signs this Release.  The effective date of this Release will be the eighth (8th) day after Executive signs this Release.  If the last day of the Revocation Period falls on a Saturday, Sunday or holiday, the last day of the Revocation Period will be deemed to be the next business day.  In the event Executive does not accept this Release as set forth above, or in the event he revokes this Release during the Revocation Period, this Release, including but not limited to the obligation of the Company to provide the payments and benefits provided in the Agreement, will be deemed automatically null and void.

4.     Executive acknowledges that he: (a) has carefully read this Release in its entirety; (b) has had an opportunity to consider for at least [twenty one (21)][forty five (45)] days the terms of this Release; (c) is hereby advised by the Company, in this writing, to consult with an attorney of his choice before signing this Release; (d) fully understands the significance of all of the terms and conditions of this Release and has discussed them with an attorney of his choice, or has had a reasonable opportunity to do so; and (e) is signing this Release voluntarily and of his own free will and agrees to abide by all the terms and conditions contained herein.

5.     This Release will not affect Executive' rights under the Older Workers Benefit Protection Act to have a judicial determination of the validity of this Release and does not purport to limit any right that Executive may have to file a charge under the Age Discrimination in Employment Act or other civil rights statute or to participate in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or other investigative agency.  This Release does, however, waive and release any right to recover damages under the Age Discrimination in Employment Act or other civil rights statute.

[SIGNATURE PAGE FOLLOWS]

1 Note – 21- or 45-day period dependent on circumstances required for ADEA/OWBPA purposes - consideration period of 45 days generally required if the waiver relates to a group or class termination.

IN WITNESS WHEREOF, the parties hereto have executed this Release as of the dates set forth below.
PHOTOMEDEX, INC.

By:	/s/ Lewis C. Pell
Name: Lewis C. Pell
Title:Chairman of the Board
Date:3/10/15

EXECUTIVE
/s/ Dolev Rafaeli
 Dolev Rafaeli
Date:3/10/15